EXHIBIT 99.1

Contact:	Van A. Dukeman President/CEO Main Street Trust, Inc. P.O. Box 4028 Champaign, IL 61824-4028 van.dukeman@mainstreettrust.com Phone: (217) 351-6568 FAX: (217) 351-6651	Contact:	C. William Landefeld President/CEO Citizens First Financial Corp. P.O. Box 1207 Bloomington, IL 61702-1207 cwlandefeld@csbnet.com Phone: (309) 661-8700 FAX: (309) 661-0707

FOR IMMEDIATE RELEASE

Main Street Trust, Inc. and Citizens First Financial Corp.
Announce Shareholder Approval of Agreement of Merger

Bloomington, Illinois, March 8, 2005 — Today, shareholders of Citizens First Financial Corp. (NASDAQ: CFSB), at a Special Meeting in Bloomington, Illinois overwhelmingly approved the Agreement and Plan of Merger between Main Street Trust, Inc. (OTCBB: MSTI) and Citizens First Financial Corp. In excess of 98% of the shares represented at the meeting were voted to approve the merger.

On November 8, 2004, the two companies had announced the signing of a definitive agreement for Citizens First to be acquired by Main Street. Main Street will acquire all Citizens First’s issued and outstanding shares of common stock. Subject to an overall allocation of the purchase price between half cash and half stock, each Citizens First shareholder will have the option of receiving either 1.1051 shares of Main Street stock for each share of Citizens First stock or $35 of cash for each share of Citizens First stock or a combination of both. Following the approval of Citizens First shareholders today, it is anticipated that the transaction will close in the second quarter of 2005.

Van A. Dukeman, President and CEO of Main Street, stated “We want to thank the shareholders of Citizen’s First Financial Corp. for their over-whelming show of support for this transaction. We are excited about the opportunity to extend our financial services franchise into the Bloomington market and continue to serve Citizens’ customers with the highest degree of trust, knowledge and service.”

“I feel this is a win, win, win situation for Citizens”, said C. William Landefeld, President and CEO of Citizens First. “It’s a win for our shareholders in the premium they will receive for their stock, a win for our customers with an increased array of financial services, products and larger lending limits, and a win for our employees to be associated with a much larger financial institution offering more career opportunities.”

Main Street is a publicly traded company with banking assets of approximately $1.23 billion and wealth management assets of approximately $1.76 billion. It operates community-banking locations in Champaign, Decatur, Mahomet, Mt. Zion, Peoria, Shelbyville and Urbana. Currently, Main Street operates 18 banking centers and a network of 75 ATM’s. Additionally, Main Street is the parent company of FirsTech, a telecommunication bill processing company. Shares of Main Street ended trading on March 7, 2005 at $29.60 per share with a total of 9.46 million shares outstanding. Main Street has approximately 700 shareholders of record.

Citizens Savings Bank offers a variety of financial products and services, including accepting retail deposits from the general public and originating loans. The bank has offices in Bloomington, Normal and Fairbury. Shares of Citizens First ended trading on March 7, 2005 at $33.99 per share with a total of 1.611 million shares outstanding.

Additional Information and Where to Find it

Main Street Trust filed with the Securities and Exchange Commission, a registration statement on Form S-4, as amended, and other relevant documents in connection with its merger with Citizens First Financial Corp., including a proxy statement for use in connection with the special meeting of Citizens stockholders. These documents are available free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Main Street will be available free of charge from its Corporate Secretary at 100 W. University, Champaign, Illinois 61824-4028, telephone 217-351-6500 and documents filed with the SEC by Citizens will be available free of charge from its Corporate Secretary at 2101 North Veterans Parkway, Bloomington, Illinois 61704, telephone 309-661-8700.

Forward-Looking Information
This press release may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to merger transaction between Main Street and Citizens and the integration of Citizens Savings Bank with Main Street Bank & Trust, the combination of their business, and the projected revenue, financial condition, results of operations, plans, objectives, future performance and business of the combined company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Main Street’s and Citizens’ management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and neither Main Street nor Citizens undertakes any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of Main Street and Citizens to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving Main Street or Citizens; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Main Street and Citizens, their businesses, factors that could materially affect their financial results, and the merger transaction is included in their filings with the Securities and Exchange Commission.